Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Annual Report of NW Tech Capital, Inc. on Form 10-KSB/A of our report dated March 24, 2008, on our audits of the financial statements of NW Tech Capital, Inc. as of December 31, 2007, and for the years ended December 31, 2007 and 2006, which reports are incorporated in the Form 10-KSB.

/s/ Gruber & Company, LLC
Lake Saint Louis, Missouri 63367
September 5, 2008